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[BANK ONE CORPORATION Press Release Letterhead]                   Exhibit 99



FOR IMMEDIATE RELEASE

BANK ONE'S McCOY RETIRES; HALL BECOMES NON-EXECUTIVE CHAIRMAN; ISTOCK BECOMES ACTING CHIEF EXECUTIVE OFFICER

  CHICAGO. Dec. 21, 1999 - BANK ONE CORPORATION (NYSE: ONE) today announced changes in its senior management and board of directors. All of the following changes are effective immediately.

 . John B. McCoy, 56, chairman and chief executive officer, has decided to retire from the corporation and its board of directors.

 . John R. Hall, 67, retired chairman and chief executive officer of Ashland, Inc., was elected non-executive chairman of the board of Bank One. Hall has been a Bank One director since 1987 and is chairman of its organization, compensation and nominating committee and a member of the executive committee. He was chairman and chief executive officer of Ashland from 1981 until his retirement in 1997.

 . Verne G. Istock, 59, president of Bank One, was elected acting chief executive officer.

 . William P. Boardman, 58, senior executive vice president, was elected vice chairman and a director of the corporation and will continue his responsibilities as head of the credit card business and be based in Wilmington, Del.

  Following McCoy's decision, Bank One's board of directors has begun the search process for a permanent chairman and CEO. Hall will head the search committee, which will be composed of the board's organization, compensation and nominating committee. The committee intends to complete the process in the next few months.

  "The board unanimously supports Verne Istock's appointment as acting chief executive officer," Hall said. "We have every confidence that he has the experience, the skills and the support of management to lead the company during this transition period. We will consider all possible candidates, including Verne, to lead this outstanding company."

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  "John McCoy has served as chief executive officer of Bank One for past 15 years," Hall said. "We thank John for his leadership and vision during this time of great change and consolidation in the industry. Through the Uncommon Partnership, John welcomed into Bank One leading banks from markets across the country. In his 29 years, Bank One has grown from a small Ohio bank to the nation's fourth largest. Personally, it has been a pleasure working with John for the last 12 years."

  "With our strong executive management team, deep bench strength, dedicated employees, high-quality products and sound strategies, Bank One remains a formidable franchise," Istock said. "I am committed to working with John Hall and the board to resolve current issues. I am confident that through this process we will justify the continued support of our shareholders and position the organization for future growth."

  As previously announced, Bank One's executive management team will provide an update to investors and analysts in New York in January.

  Bank One Corporation is the nation's fourth largest bank holding company, with assets of more than $260 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It can be found on the Internet at www.bankone.com.

Media Contact:
Thomas A. Kelly        (312) 732-7007

Investor Contacts:
Jay S. Gould           (312) 732-5771
Holly E. Hobson        (312) 732-5782
Sandra M. Catanzaro    (312) 732-8013